Exhibit 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST NEW YORK, NY 10001 —————— TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com December 11, 2025

FIRM/AFFILIATE

OFFICES

——————

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

——————

ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Ladies and Gentlemen:

We have acted as special tax counsel to Becton, Dickinson and Company (the “Company”), a New Jersey corporation, in connection with (i) the proposed distribution (the “Distribution”) by the Company to holders of Company Common Stock shares of common stock of Augusta SpinCo Corporation (“SpinCo”), a Delaware corporation and a wholly owned Subsidiary of the Company, and certain other related transactions (collectively, the “Separation”), followed by (ii) the merger (the “Merger”) of Beta Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned Subsidiary of Waters Corporation (“RMT Partner”), a Delaware corporation, with and into SpinCo, with SpinCo continuing as the surviving corporation and becoming a wholly owned Subsidiary of RMT Partner.1 This letter sets forth our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Distribution and the Merger (collectively, the “Transactions”).

[1]

Capitalized terms not defined herein have the meanings specified in the Agreement and Plan of Merger dated as of July 13, 2025 (as amended as of the date hereof, the “Merger Agreement”), by and among Company, SpinCo, Merger Sub, and RMT Partner, unless otherwise indicated. All “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), or to the Treasury regulations promulgated thereunder (the “Treasury Regulations”).

Becton, Dickinson and Company

December 11, 2025

In rendering this Opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants, and information provided by representatives of the Company, RMT Partner, and their respective Subsidiaries, including the accuracy and completeness of all statements and representations set forth in (i) the officer’s certificate dated as of the date hereof and furnished to us by an officer of the Company on behalf of the Company and SpinCo (the “Company Officer’s Certificate”), and (ii) the officer’s certificate dated as of the date hereof and furnished to us by an officer of RMT Partner on behalf of RMT Partner and Merger Sub (the “RMT Partner Officer’s Certificate,” and together with the Company Officer’s Certificate, the “Officer’s Certificates”). We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

•

the request for a private letter ruling submitted by the Company to the Internal Revenue Service (the “IRS”) on September 10, 2025 (including all exhibits and other attachments thereto), together with all supplemental filings related to such request submitted by the Company to the IRS through the date hereof (collectively, the “IRS Ruling Request”);

•

the registration statement on Form S-4 filed by RMT Partner with the Securities and Exchange Commission (the “SEC”) on December 11, 2025 (as it may be amended and including all exhibits thereto) (the “RMT Partner Registration Statement”);

•

the registration statement on Form 10 filed by SpinCo with the SEC on December 11, 2025 (as it may be amended and including all exhibits thereto) (together with the RMT Partner Registration Statement, the “Registration Statements”);

•

the Merger Agreement, the Separation Agreement, and the other transaction agreements (including all schedules, exhibits, and other attachments thereto) pursuant to which the Separation and the Transactions have been and will be effected (collectively, and together with the IRS Ruling Request and the Registration Statements, the “Transaction Documents”); and

•	such other documents as we have deemed necessary or appropriate as a basis for this Opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

Becton, Dickinson and Company

December 11, 2025

For purposes of rendering this Opinion, we have assumed that the statements, representations, warranties, covenants, and information set forth in the Officer’s Certificates and the Transaction Documents are and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Separation and the Transactions will be consummated in the manner contemplated by the Transaction Documents and that none of the terms or conditions contained therein will be waived or modified. This Opinion is expressly conditioned on, among other things, the initial and continuing accuracy of the statements, representations, warranties, covenants, and information set forth in the documents referred to above, including those contained in the Officer’s Certificates and the Transaction Documents. Any change or inaccuracy in or to such statements, representations, warranties, covenants, and information (including on account of events occurring after the consummation of the Transactions) could affect one or more of the conclusions stated herein. We have further assumed that, on the Closing Date, (i) appropriate officers of the Company and RMT Partner will execute and deliver to us certificates including statements and representations substantially similar to those contained in the Company Officer’s Certificate and the RMT Partner Officer’s Certificate, respectively, and (ii) we will execute and deliver to the Company the Distribution Tax Opinion and the Company Merger Tax Opinion as contemplated by the Merger Agreement.

This Opinion does not address the applicability of section 355(e) to the Distribution or the U.S. federal income tax consequences of the Distribution to the Company. The Company has submitted a request for a private letter ruling from the IRS regarding certain matters related to the U.S. federal income tax treatment of the Distribution and other aspects of the Separation (the “IRS Ruling”). As described in the RMT Partner Registration Statement, the Company intends to rely on the IRS Ruling with respect to, among other things, the application of the overlapping shareholder exception in section 355(e)(3)(A)(iv) to establish that one or more persons will not acquire directly or indirectly equity representing a 50-percent or greater interest in the Company or SpinCo for purposes of section 355(e). The Company’s obligation to complete the Transactions is conditioned on the receipt and continuing effectiveness and validity of the IRS Ruling.

In rendering this Opinion, we have considered applicable provisions of the Code, the Treasury Regulations, pertinent judicial authorities, rulings of the IRS, and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Transactions. It should also be noted that such authorities are subject to change at any time, possibly with retroactive effect. A

Becton, Dickinson and Company

December 11, 2025

change in any of the authorities upon which this Opinion is based could affect our conclusions herein. Moreover, an opinion of counsel represents counsel’s best judgment as to the outcome on the merits with respect to the matters addressed therein. Opinions of counsel are not binding on courts or the IRS, and there can be no assurance that this Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the RMT Partner Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Distribution and the Merger,” it is our opinion that, under current U.S. federal income tax law:

1.	The Contribution and Distribution, taken together, will qualify as a reorganization under sections 355 and 368(a)(1)(D);

2.

No gain or loss will be recognized by, or be includible in the income of, a U.S. holder (as defined in the RMT Partner Registration Statement) of Company Common Stock solely as a result of the receipt of SpinCo Common Stock in the Distribution;

3.

The aggregate tax basis in the shares of Company Common Stock and SpinCo Common Stock in the hands of each U.S. holder of Company Common Stock immediately after the Distribution will be the same as the aggregate tax basis of the shares of Company Common Stock held by such U.S. holder immediately before the Distribution, allocated between the shares of Company Common Stock and SpinCo Common Stock in proportion to their relative fair market values immediately following the Distribution;

4.

The holding period for each U.S. holder of Company Common Stock for the SpinCo Common Stock received in the Distribution will include the holding period for the Company Common Stock with respect to which the SpinCo Common Stock was received;

5.	The Merger will qualify as a reorganization within the meaning of section 368(a);

6.

A U.S. holder of SpinCo Common Stock will not recognize gain or loss upon the receipt of RMT Partner Common Stock pursuant to the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of RMT Partner Common Stock;

Becton, Dickinson and Company

December 11, 2025

7.

The aggregate tax basis in the shares of RMT Partner Common Stock received by a U.S. holder of SpinCo Common Stock pursuant to the Merger (including fractional shares deemed received) will be equal to such holder’s aggregate tax basis in its SpinCo Common Stock surrendered in exchange for the RMT Partner Common Stock;

8.

A U.S. holder’s holding period for the RMT Partner Common Stock received in the Merger (including fractional shares deemed received) will include the holding period for the SpinCo Common Stock surrendered in exchange for the RMT Partner Common Stock; and

9.

A U.S. holder that receives cash in lieu of a fractional share of RMT Partner Common Stock will be treated as having received a fractional share and having received such cash as consideration for the sale of such share, and will recognize capital gain or loss based on the difference between the amount of cash received and the portion of the holder’s aggregate adjusted basis in the SpinCo Common Stock surrendered which is allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its SpinCo Common Stock, as described above, exceeds one year on the Closing Date.

*     *     *

Becton, Dickinson and Company

December 11, 2025

Except as set forth above, we express no opinion as to the tax consequences of the Separation, the Transactions, or any other transaction or event. This Opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This Opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law.

We are furnishing this Opinion to the Company solely in connection with the Transactions and the RMT Partner Registration Statement. We consent to the use of our name in the RMT Partner Registration Statement and to the filing of this opinion with the SEC as an exhibit to the RMT Partner Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP